EXHIBIT 99.1
GRANT PARK WEEKLY PERFORMANCE STATISTICS * 1/26/07
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-0.67%	1.87%	1.87%
Class B Units	-0.69%	1.81%	1.81%
* Subject to independent verification

COMMENTARY FOR THE WEEK ENDED JANUARY 26, 2007

The Grant Park Futures Fund sustained losses during the past week. Positions in the energy, currency and stock index sectors were responsible for the largest setbacks. Gains came primarily from positions in the metals markets.

Short positions in the energy sector reported losses as prices for crude and related products rose on the possibility that an extreme cold snap could settle over the Midwestern and Northwestern portions of the United States. Prices also rallied after President Bush announced during the State of the Union address that the U.S. planned to double the size of its strategic petroleum reserve. Crude oil rallied $2.02, settling at $55.42 per barrel by the close on Friday; heating oil and unleaded gasoline also closed higher, resulting in losses for long positions.

Long positions in the Australian dollar and British pound lost ground as both currencies traded lower relative to the U.S. dollar. The Australian currency moved lower after the release of Australian economic data showed a weaker reading on consumer prices than economists had forecasted, resulting in doubts over the likelihood that the Reserve Bank of Australia would raise short-term interest rates next month. Long positions in the pound netted losses when the currency sold off after a speech by a Bank of England official indicated that the central bank expects inflation to subside in the second half of 2007.

Long positions in the stock indices sustained losses as domestic share markets traded lower, weakened in part by higher energy prices and a rally in Treasury yields. The Nasdaq-100 and S&P Composite Index both closed lower as analysts suggested that, along with higher crude oil prices, the rise in Treasury yields might be an indication to investors that the U.S. economy could be in danger of a “hard” landing.

Lastly, long positions in the metal sector recorded gains as prices for nickel continued to move higher after a labor dispute at a Canadian mine went unresolved. The benchmark nickel contract at the London Metals Exchange touched a record high of $38,800 per metric ton on Friday, the eighth consecutive session in which the contract posted a new all-time high. Long positions in aluminum and gold also contributed to gains in the sector.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL’S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.

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